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                                                                      Exhibit 21


SUBSIDIARIES OF NESTOR, INC.

1. Nestor Interactive, Inc. a wholly owned subsidiary of Nestor, Inc. incorporated January 1, 1997.

2. Nestor Traffic Systems, Inc., formerly Nestor IS, Inc., a 34.62% owned subsidiary of Nestor, Inc.